Exhibit 99.1
For Immediate Release

Contacts:	Glenn Zaccara, Public Relations
404-828-4663

Scott Childress, Investor Relations
404-828-7957

UPS RELEASES 1Q 2020 EARNINGS
UPS Expertise and Flexible Global Network Keep Supply Chains Moving

•Focused on the Health and Safety of Employees and the Public
•Supported Customers with Near Record On-Time Service
•COVID-19 Weighed on First-Quarter Results
•Cash from Operations of $2.6B; Adjusted* Free Cash Flow of $1.6B
•UPS Liquidity and Financial Condition Remain Strong

ATLANTA – April 28, 2020 – UPS (NYSE:UPS) today announced first-quarter 2020 diluted earnings per share of $1.11 and adjusted diluted earnings per share of $1.15. The company’s results were adversely affected by the disruption to customers from the global coronavirus pandemic.

UPS has been designated by governments around the world as a Critical Infrastructure Business and continues to operate in all major countries, while adhering to additional regulatory requirements. In the U.S., the company is also front and center in leading the pandemic logistics response for the Federal Emergency Management Agency (FEMA) and other federal and state government agencies. As a logistics leader, UPS is supporting FEMA and its Project Airbridge by managing charter flights around the globe. UPS has delivered several million pounds of Personal Protective Equipment for FEMA into dedicated UPS distribution space. In addition, as part of FEMA’s Project Airbridge and other healthcare-related missions, in April the company increased the number of flights by over 200 to transport critical life-saving cargo to the U.S. and Europe.

“I want to thank all 495,000 UPSers for their extraordinary efforts to leverage the full power of our global network in the fight against the coronavirus pandemic, keeping critical goods moving for businesses and consumers globally,” said David Abney, UPS chairman and CEO. “The world is counting on UPS more than ever before as we support the people on the front lines of this crisis and our customers with speed, ingenuity and reliability.”

In the first quarter of 2020, the company incurred a pre-tax transformation charge of $45 million, or $0.04 per share after tax. First-quarter 2019 adjusted results excluded a pre-tax charge of $123 million, or $0.11 per share after tax, from transformation-related charges.

Consolidated Results	1Q 2020	Adjusted 1Q 2020	1Q 2019	Adjusted 1Q 2019
Revenue	$18,035 M		$17,160 M
Net Income	$965 M	$1,000 M	$1,111 M	$1,204 M
Diluted Earnings Per Share	$1.11	$1.15	$1.28	$1.39

* “Adjusted” amounts presented in this release are non-GAAP financial measures. See the appendix to this release for a discussion of non-GAAP financial measures, including a reconciliation to the most closely correlated GAAP measure.

For the total company in 1Q 2020:

•Consolidated revenue increased to $18 billion, driven by growth in business-to-consumer shipments and gains in healthcare.
•Net income was $965 million; adjusted net income was $1 billion.
•Net income included material headwinds due to disruptions from the coronavirus pandemic, higher self-insurance accruals and other items.
•Adjusted capital expenditures were $939 million to support network enhancements.
•Dividends per share increased 5.2%, with dividends remaining a high priority for the company.

U.S. Domestic Segment

The progression of stay-at-home restrictions instituted across the country as a result of coronavirus closed businesses and disrupted supply chains, resulting in an unprecedented shift in customer and product mix in the quarter. The company’s automated hubs and other transformation investments generated efficiency gains; however, these benefits did not offset the significant headwinds from the impact the coronavirus pandemic had on UPS customers, coupled with higher self-insurance accruals. UPS continues to adapt its network to the current economic environment while supporting customers and critical government programs.

	1Q 2020	Adjusted 1Q 2020	1Q 2019	Adjusted 1Q 2019
Revenue	$11,456 M		$10,480 M
Operating profit	$364 M	$ 401 M	$666 M	$694 M

•Revenue increased 9.3% and average daily volume was up 8.5%, with growth across all products.
•Next Day Air average daily volume grew 20.5%, the fourth consecutive quarter of double-digit increases.
•Revenue per piece decreased less than 1% due to changes in customer and product mix.
•Commercial deliveries declined while residential deliveries were elevated.
•Shipment growth in the quarter was driven by large customers.
•On-time performance across all service levels was near a record high in a dynamic environment.

International Segment

UPS’s International segment generated $551 million in operating profit, or $558 million in operating profit on an adjusted basis, despite weakening global economic activity. The company executed well to contain costs and target customer opportunities as the coronavirus pandemic rapidly spread from Asia to other parts of the world.

	1Q 2020	Adjusted 1Q 2020	1Q 2019	Adjusted 1Q 2019
Revenue	$3,383 M		$3,459 M
Operating profit	$551 M	$ 558 M	$528 M	$612 M

•International average daily volume was down 1.8% with declines in commercial deliveries.
•China volume primarily rebounded in March as its economic recovery accelerated, offsetting declines in January and February. Healthcare, high-tech and e-commerce sectors were positive contributors.

•International cost per piece was down 0.5%, primarily due to the impact of currency. Additionally, the significant change in mix was partially offset by network adjustments to align capacity to changing trade patterns.
•Operating margin was 16.3%; adjusted operating margin remained strong at 16.5%.

Supply Chain and Freight Segment

Supply Chain and Freight generated operating profit of $157 million, or $158 million in operating profit on an adjusted basis, despite significant economic headwinds from the coronavirus pandemic. Revenue was negatively impacted by widespread reductions in global economic activity. The segment is taking numerous actions to assist customers and improve financial performance as demand recovers, including activating aircraft charters from Asia, expanding customer relationships in the healthcare sector and applying peak surcharges where appropriate.

	1Q 2020	Adjusted 1Q 2020	1Q 2019	Adjusted 1Q 2019
Revenue	$3,196 M		$3,221 M
Operating profit	$157 M	$ 158 M	$200 M	$211 M

•Revenue was down less than 1% due to disciplined focus on growth opportunities and the segment’s broad portfolio of solutions.
•Toward the end of the quarter, UPS Freight and Coyote experienced depressed volume levels primarily from mandated stay-at-home restrictions and businesses closures.
•Logistics grew both revenue and operating profit, led by double-digit growth from Marken.
•Within the Forwarding unit, International Air Freight tonnage rebounded in March generating revenue and profit growth in the quarter.

Outlook

At this time, UPS is unable to predict the extent of the business impact or the duration of the coronavirus pandemic, or reasonably estimate its operating performance in future quarters. As a result, the company is withdrawing its previously issued 2020 revenue and diluted earnings per share growth guidance. UPS has taken steps to ensure it remains strong and resilient throughout this period, including:

•The company expects 2020 capital expenditures will be reduced by approximately $1 billion from previous estimates.
•UPS is suspending share buybacks for 2020, reducing its planned full-year repurchase target by approximately $783 million.

“We will continue to adapt through this challenging period and prioritize investments and operational decisions that put UPS in the best financial position.” said Brian Newman, UPS’s chief financial officer. “We take a disciplined and balanced approach to capital allocation and are confident in our liquidity position including our commitments to capital management and dividends.”

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Conference Call Information

UPS CEO David Abney and CFO Brian Newman will discuss first-quarter results with investors and analysts during a conference call at 8:30 a.m. ET, April 28, 2020. That call will be open to others through a live Webcast. To access the call, go to www.investors.ups.com and click on “Earnings Webcast.” Additional financial information is included in the detailed financial schedules being posted on www.investors.ups.com under “Financials” and as filed with the SEC as an exhibit to our Current Report on Form 8-K.

About UPS
UPS (NYSE: UPS) is a global leader in logistics, offering a broad range of solutions including transporting packages and freight; facilitating international trade, and deploying advanced technology to more efficiently manage the world of business. Headquartered in Atlanta, UPS serves more than 220 countries and territories worldwide. UPS was awarded America’s Best Customer Service company for Shipping and Delivery services by Newsweek magazine; Forbes Most Valuable Brand in Transportation; and top rankings on the JUST 100 list for social responsibility, the Dow Jones Sustainability World Index, and the Harris Poll Reputation Quotient, among other prestigious rankings and awards. The company can be found on the web at ups.com or pressroom.ups.com and its corporate blog can be found at ups.com/longitudes The company’s sustainability eNewsletter, UPS Horizons, can be found at ups.com/sustainabilitynewsletter. To get UPS news direct, follow @UPS_News on Twitter. To ship with UPS, visit ups.com/ship.

Forward-Looking Statements
This release, our Annual Report on Form 10-K for the year ended December 31, 2019 and our other filings with the Securities and Exchange Commission contain and refer to “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than those of current or historical fact, and all statements accompanied by terms such as “believe,” “project,” “expect,” “estimate,” “assume,” “intend,” “anticipate,” “target,” “plan,” and variations thereof, and similar terms, are intended to be forward-looking statements. Forward-looking statements are made subject to the safe harbor provisions of the federal securities laws pursuant to Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.

From time to time, we also include forward-looking statements in other publicly disclosed materials. Such statements may relate to our intent, belief and current expectations about our strategic direction, prospects and future results, and give our current expectations or forecasts of future events; they do not relate strictly to historical or current facts. Management believes that these forward-looking statements are reasonable as and when made. However, caution should be taken not to place undue reliance on any forward-looking statements because such statements speak only as of the date when made.

Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience, present expectations or anticipated results. These risks and uncertainties, many of which are outside of our control, include, but are not limited to: changes in general economic conditions, in the U.S. or internationally; significant competition on a local, regional, national and international basis; changes in our relationships with our significant customers; changes in the complex and stringent regulation in the U.S. and internationally (including tax laws and regulations); increased physical or data security requirements that may increase our costs of operations and reduce operating efficiencies; legal, regulatory or market responses to global climate change; results of negotiations and ratifications of labor contracts; strikes, work stoppages or slowdowns by our employees; the effects of changing prices of energy, including gasoline, diesel and jet fuel, and interruptions in supplies of these commodities; changes in exchange rates or interest rates; uncertainty from the expected discontinuance of LIBOR and transition to any other interest rate benchmark; our ability to maintain the image of our brand; breaches in data security; disruptions to the Internet or our technology infrastructure; interruptions in or impacts on our business from natural or man-made event or disasters including terrorist attacks, epidemics and pandemics; our ability to accurately forecast our future capital investment needs; exposure to changing economic, political and social developments in international and emerging markets; changes in business strategy, government regulations, or economic or market conditions that may result in substantial impairment of our assets; increases in our expenses or funding obligations relating to employee health, retiree health and/or pension benefits; potential additional tax liabilities in the U.S. or internationally; the potential for various claims and litigation related to labor and employment, personal injury, property damage, business practices, environmental liability and other matters; our ability to realize the anticipated benefits from acquisitions, joint ventures or strategic alliances; our ability to realize the anticipated benefits from our transformation initiatives; cyclical and seasonal fluctuations in our operating results; our ability to manage insurance and claims expenses; and other risks discussed in our filings with the Securities and Exchange Commission from time to time, including our Annual Report on Form 10-K for the year ended December 31, 2019 and subsequently filed reports. Such risks and uncertainties are currently amplified by and may continue to be amplified by the coronavirus pandemic and the impact it has had, and may continue to have on the global economy and our business, financial position and results of operations. You should consider the limitations on, and risks associated with, forward-looking statements and not unduly rely on the accuracy of information contained in such forward-looking statements. We do not undertake any obligation to update forward-looking statements to reflect events, circumstances, changes in expectations, or the occurrence of unanticipated events after the date of those statements, except as required by law.

Reconciliation of GAAP and non-GAAP Financial Measures

We supplement the reporting of our financial information determined under generally accepted accounting principles ("GAAP") with certain non-GAAP financial measures, including "adjusted" operating profit, operating margin, other income (expense), income before income taxes, income tax expense, net income and earnings per share. We periodically disclose free cash flow, free cash flow excluding discretionary pension contributions, and capital expenditures including principal repayments of capital lease obligations. Additionally, we supplement the reporting of revenue, revenue per piece and operating profit with non-GAAP measures that exclude the period-over-period impact of foreign currency exchange rate changes and hedging activities. The equivalent measures determined in accordance with GAAP are also referred to as "reported" or "unadjusted.”

We consider quantitative and qualitative factors in assessing whether to adjust for the impact of items that may be significant or that could affect an understanding of our ongoing financial and business performance or trends. Examples of items for which we may make adjustments include but are not limited to: amounts related to mark-to-market gains or losses (non-cash); recognition of contingencies; gains or losses associated with mergers, acquisitions, divestitures and other structural changes; charges related to restructuring programs such as the implementation of our Transformation strategy; asset impairments (non-cash); amounts related to changes in tax regulations or positions; amounts related to changes in foreign currency exchange rates and the impact of any hedging activities; other pension and postretirement related items; and debt modifications.

We believe that these non-GAAP measures provide additional meaningful information to assist users of our financial statements in understanding our financial results and cash flows and assessing our ongoing performance, because they exclude items that may not be indicative of, or are unrelated to, our underlying operations and may provide a useful baseline for analyzing trends in our underlying businesses. Management uses these non-GAAP financial measures in making financial, operating and planning decisions. We also use certain of these measures for the determination of incentive compensation awards.

Non-GAAP financial measures should be considered in addition to, and not as an alternative for, our reported results prepared in accordance with GAAP. Our non-GAAP financial information does not represent a comprehensive basis of accounting. Therefore, our non-GAAP financial information may not be comparable to similarly titled measures reported by other companies.

Costs Related to Restructuring Programs; Transformation Strategy Costs

Non-GAAP operating profit, operating margin, pre-tax income, net income and earnings per share exclude the impact of costs related to restructuring programs, including Transformation strategy costs. We believe this provides a useful comparison of year-to-year financial performance without considering the short-term impact of restructuring costs. We evaluate our performance on this adjusted basis.

Impact of Changes in Foreign Currency Exchange Rates and Hedging Activities

We believe currency-neutral revenue, revenue per piece and operating profit information allows users of our financial statements to understand growth trends in our products and results. We evaluate the performance of our International Package and Supply Chain and Freight segments on this currency-neutral basis.

Currency-neutral revenue, revenue per piece and operating profit are calculated by dividing current period reported U.S. dollar revenue, revenue per piece and operating profit by the current period average exchange rates to derive current period local currency revenue, revenue per piece and operating profit. The derived amounts are then multiplied by the average foreign exchange rates used to translate the comparable results for each month in the prior year period (including the period over period impact of foreign currency hedging activities). The difference between the current period reported U.S. dollar revenue, revenue per piece and operating profit and the derived current period U.S. dollar revenue, revenue per piece and operating profit is the period over period impact of currency fluctuations.

Impact of Changes in Pension Discount Rates

Non-GAAP pension discount rate-neutral operating profit excludes the period over period impact of discount rate changes on pension service cost. We believe this allows users of our financial statements to understand growth trends in our products and results excluding the period over period movement in discount rates. Effective January 1, 2020, we began evaluating our segments using pension discount rate-neutral operating profit in addition to our current segment operating profit measure.

Pension discount rate-neutral operating profit is calculated by discounting the value of benefits attributable to employee service in the current period utilizing the prior year discount rate applicable to each of our company-sponsored defined benefit plans. The difference between this derived amount and the current period reported service cost is the period over period impact of pension discount rate movements on operating profit.

Free Cash Flow and Adjusted Capital Expenditures

We believe free cash flow, free cash flow excluding discretionary pension contributions and free cash flow plus principal repayments of capital lease obligations are important indicators of how much cash is generated by regular business operations and we use them as a measure of incremental cash available to invest in our business, meet our debt obligations and return cash to shareowners. Additionally, we believe that adjusting capital expenditures for principal repayments of capital lease obligations more appropriately reflects the overall cash that we have invested in capital assets. We calculate free cash flow as cash flows from operating activities less capital expenditures, proceeds from disposals of property, plant and equipment, and plus or minus the net changes in finance receivables and other investing activities. Free cash flow excluding discretionary pension contributions adds back any discretionary pension contributions made during the period.

Reconciliation of GAAP and Non-GAAP Income Statement Data
(in millions, except per share amounts):

Three Months Ended March 31, 2020

	As- Reported (GAAP)	Transformation Strategy Costs(1)	As- Adjusted (Non- GAAP)
Operating profit:
U.S. Domestic Package	$364	$37	$401
International Package	551	$7	$558
Supply Chain & Freight	157	$1	$158
Total operating profit	$1,072	$45	$1,117

Income before income taxes	$1,250	$45	$1,295

Income tax expense	$285	$10	$295

Net income	$965	$35	$1,000

Diluted earnings per share	$1.11	$0.04	$1.15
(1) Transformation strategy costs include other employee benefits costs of $12 million, and other costs of $33 million

Note: Certain amounts may not compute due to rounding.

Reconciliation of GAAP and Non-GAAP Revenue, Revenue Per Piece, and Adjusted Operating
Profit
(in millions, except per piece amounts):

Three Months Ended March 31
	2020 As- Reported (GAAP)	2019 As- Reported (GAAP)	% Change (GAAP)	Currency Impact	2020 Currency- Neutral (Non-GAAP) (1)	% Change (Non-GAAP)
Average Revenue Per Piece:
International Package:
Domestic	$6.44	$6.49	(0.8)%	$0.11	$6.55	0.9%
Export	28.32	28.78	(1.6)%	0.07	28.39	(1.4)%
Total International Package	$16.48	$16.79	(1.8)%	$0.09	$16.57	(1.3)%

Consolidated	$10.88	$11.08	(1.8)%	$0.01	$10.89	(1.7)%

Revenue:
U.S. Domestic Package	$11,456	$10,480	9.3%	$—	$11,456	9.3%
International Package	3,383	3,459	(2.2)%	19	3,402	(1.6)%
Supply Chain & Freight	3,196	3,221	(0.8)%	48	3,244	0.7%
Total revenue	$18,035	$17,160	5.1%	$67	$18,102	5.5%

(1) Amounts adjusted for period over period foreign currency exchange rate and hedging differences

	2020 As- Adjusted (Non-GAAP) (1)	2019 As-Adjusted (Non-GAAP)(1)	% Change (Non-GAAP)	Currency Impact	2020 As -Adjusted Currency Neutral (Non-GAAP) (2)	% Change (Non-GAAP)
As- Adjusted Operating Profit:
U.S. Domestic Package	$401	$694	(42.2)%	$—	$401	(42.2)%
International Package	558	612	(8.8)%	(22)	536	(12.4)%
Supply Chain & Freight	158	211	(25.1)%	1	159	(24.6)%
Total operating profit	$1,117	$1,517	(26.4)%	$(21)	$1,096	(27.8)%

(1) Amounts adjusted for transformation strategy costs
(2) Amounts adjusted for transformation strategy costs and period over period foreign currency exchange rate and hedging differences

Certain prior year amounts have been classified to confirm to the current year presentation.

Reconciliation of Non-GAAP Pension Discount Rate Neutral Operating Profit and Margin
(in millions)

Three Months Ended March 31
	2020 As- Reported (Non-GAAP) (1)	2019 As- Reported (Non-GAAP) (1)	% Change (Non-GAAP)	Pension	2020 As-Adjusted Pension Discount Rate Neutral (Non-GAAP) (2)	% Change (Non-GAAP)
As-Adjusted Operating Profit:
U.S. Domestic Package	$401	$694	(42.2)%	$62	$463	(33.3)%
International Package	558	612	(8.8)%	4	562	(8.2)%
Supply Chain & Freight	158	211	(25.1)%	8	166	(21.3)%
Total operating profit	$1,117	$1,517	(26.4)%	$74	$1,191	(21.5)%

	2020 As- Adjusted (Non-GAAP) (1)	2019 As-Adjusted (Non-GAAP) (1)	% Change (Non-GAAP)	Pension	2020 As-Adjusted Pension Discount Rate Neutral (Non-GAAP) (2)	% Change (Non-GAAP)
As-Adjusted Operating Margin
U.S. Domestic Package	3.5%	6.6%	(3.1)%	0.5%	4.0%	(2.6)%
International Package	16.5%	17.7%	(1.2)%	0.1%	16.6%	(1.1)%
Supply Chain & Freight	4.9%	6.6%	(1.7)%	0.3%	5.2%	(1.4)%
Total operating profit	6.2%	8.8%	(2.6)%	0.4%	6.6%	(2.2)%

(1) Amounts adjusted for transformation strategy costs
(2) Amounts adjusted for transformation strategy costs and period over period impact of discount rates on pension service cost

Reconciliation of Non-GAAP Liquidity Measures
(in millions):

Three Months Ended March 31

Net Increase/(Decrease) in Cash, Cash Equivalents and Restricted Cash

Preliminary 2020
Cash flows from operating activities	$2,550
Cash flows used in investing activities	(934)
Cash flows from financing activities	2,167

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(65)
Net increase/(decrease) in cash, cash equivalents and restricted cash	$3,718

Reconciliation of Adjusted Capital Expenditures and Free Cash Flow (Non-GAAP measures)

Preliminary 2020

Cash flows from operating activities (GAAP)	$2,550
Capital expenditures	(933)
Principal repayments of finance lease obligations	(6)
Adjusted capital expenditures (non-GAAP measure)	$(939)
Proceeds from disposals of PP&E	1
Net change in finance receivables	3
Other investing activities	(5)
Adjusted free cash flow (Non-GAAP measure)	$1,610

Amounts are subject to reclassification.